Exhibit 3.8

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                            FOCUS ENHANCEMENTS, INC.


FOCUS Enhancements, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), pursuant to the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Section 4 of the Certificate of Incorporation in its present form and substituting therefor new first and second paragraphs of
Section 4 in the following form:

         A. The Corporation is authorized to issue two classes of stock, to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares this corporation is authorized to issue is One Hundred Three Million (103,000,000) shares capital stock.

         B. Of such authorized shares, One Hundred Million (100,000,000) shares shall be designated "Common Stock" and have a par value of $0.01 per share. Three Million (3,000,000) shares shall be designated "Preferred Stock" and have a par value of $0.01 per share.

SECOND: The amendment of the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the DGCL by (a) the Board of Directors of the Corporation having duly adopted a resolution setting forth such amendment and declaring its advisability and submitting it to the shareholders of the Corporation for their approval, and (b) the shareholders of the Corporation having duly adopted such amendment by vote of the holders of a majority of the outstanding stock entitled to vote thereon at a special meeting of shareholders called and held upon notice in accordance with Section 222 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Gary L. Williams, its Secretary and Chief Financial Officer (an authorized officer), this 12th day of March 2004.

                                      FOCUS ENHANCEMENTS, INC.
                                      /s/ Gary Williams
                                      ------------------------------------------
                                      Gary L. Williams
                                      Secretary and Chief Financial Officer